EXHIBIT 22 - SUBSIDIARIES OF THE COMPANY

First Federal Bank for Savings located in Columbus, Mississippi, and a federally chartered savings association is a wholly-owned subsidiary of FFBS Bancorp, Inc., and is included in the consolidated financial statements.